                                                                     EXHIBIT 6



                  SOFTWARE APPLICATION DEVELOPMENT AGREEMENT



              THIS AGREEMENT is entered effective as of July 17, 1995 between:

               Public Service Company of Oklahoma (herein "PSO")
                              212 East 6th Street
                             Tulsa, OK 74119-1212

                                     and

              RIKA Management Company, LLC (herein "RMC")
                              11708 South Canton
                                Tulsa, OK 74137

              WHEREAS, PSO desires that RMC assist with and perform the development of certain software applications described herein.

              NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:


1.            Relationship of the Parties

              1.1. RMC is engaged by PSO as an independent contractor to assist with and perform the development of certain substation automation software applications which are hereinafter described (the "Software").

              1.2. Nothing contained in this Agreement shall be deemed to prevent RMC from performing development or other services for other parties.


2.            Development of the Software

              2.1. RMC shall develop the Software for PSO in accordance with the concepts, specifications, schedules and limitations set forth in (the "Specifications").

                     2.1.1 The parties anticipate that the Specifications will undergo change during the early development stages. Until delivery of the Software to PSO, PSO will have the right to change the Specifications with the express written consent of RMC.


              2.2. PSO will designate a "Project Director" who will be authorized to provide RMC with such information as it may require from time to time in order to perform its services under this Agreement. The designated Project Director will also be authorized to act on behalf of PSO, to issue instructions to RMC, and to execute on behalf of PSO any changes to the Agreement or its schedules. RMC may rely on any action of the Project Director as being the authorized act of PSO. PSO will name the designated Project Director in Schedule 2, and may change the Project Director only after first giving written notice of such change, together with the identity of the new Project Director, to RMC.


3.  Development Fee

              3.1. In consideration of RMC's performance of services in connection with the development of the Software for PSO, PSO shall compensate RMC as set forth herein.

              3.2    Payment shall be made to RMC as follows:

                    3.2.1 $500,000.00 will be payable upon execution of this Agreement.

                    3.2.2.   $300,000.00 will be available July 31, 1995.

                    3.2.3.   $200,000.00 will be available August 31, 1995.

                    3.2.4.   $500,000.00 will be available September 30,1995.

                    3.2.5    $500,000.00 will be available December 29, 1995.

                    3.2.6    $1,050,000.00 will be available March 31, 1996.

              3.3. A payment that is made available to RMC will not be actually paid to RMC until RMC requests in accordance with this Agreement, and will remain available to RMC only until the end of the Availability Period.

                  3.3.1 Each amount that is made available to RMC is known as the "Available Payment".

                  3.3.2 The date an Available Payment first becomes available to RMC is known as the "Availability Date" with respect to such Available Payment.

                  3.3.3 The period beginning with an Availability Date and ending on the Acceptance Date is known as the "Availability Period." The "Acceptance Date" is the date on which PSO gives its Final Acceptance for the Software.

                  3.3.4 The aggregate payments actually made by PSO to RMC at any particular date is known as the "Actual Payment".

              3.4. Each RMC request for payment shall be made to PSO in writing.

              3.5. To the extent PSO is obligated to pay an amount requested to RMC, within 10 business days after receipt of the request for payment PSO will deliver the amount requested to RMC in immediately available funds.

                  3.5.1 Unless the parties have mutually agreed otherwise, PSO will not be obligated to pay to RMC any amount which, when added to the Actual Payment theretofore made by PSO for the applicable Availability Period, exceeds the aggregate Available Payments for the Availability Period.

                  3.5.2 Unless the parties have mutually agreed otherwise, PSO will not be obligated to pay to RMC any requested amount if an uncured Event of Default has occurred with respect to RMC.

                  3.5.3 In the event any requested payment is not timely made, and payment is not otherwise excepted, then PSO will be additionally obligated to pay interest on the unpaid amount at the rate of 8.0% per annum from the due date of such payment to the date of actual receipt by RMC.

              3.6. To the extent RMC does not request payment of an Available Amount to it on or before the end of the Availability Period, RMC's right to receive payment of such Available Amount will lapse.

              3.7. Each payment actually made to RMC will become subject to the provisions of the Member Agreement when and if this Agreement terminates by reason of the Member Agreement becoming effective.

              3.8. The payments by PSO hereunder are exclusive of federal, state and local excise, sales, use and other taxes now or hereafter levied or imposed on the performance of this Agreement or on the Software and services provided hereunder. PSO shall be responsible for and shall pay any use taxes levied or imposed by the jurisdiction in which the Software is installed and that are based upon PSO's use of the Software or on the services performed by RMC in connection therewith. Any other taxes, including personal property taxes and any taxes or amount due in whole or in part because of any failure by RMC or its agents to file any return or information required by law, rule or regulation, shall be borne by RMC. Any taxes included in an invoice submitted to PSO by RMC shall be listed as separate line item.


4.            Delivery

              4.1. On or about the Delivery Date (as set forth in the Specifications), RMC shall deliver a machine executable copy of the Software on appropriate media along with any other deliverables required by the Specifications set forth in Schedule 1.

5.            Final Acceptance

              5.1. PSO will have a period of 90 days from the Delivery Date to give its Final Acceptance of the Software, or to reject the Software as not complying with the specifications under this Agreement.

              5.2. PSO may reject the Software only if it does not comply with the specifications under this Agreement.

              5.3. The date on which PSO renders its Final Acceptance of the Software is known as the "Acceptance Date".


6.            Maintenance

              6.1. During the Warranty Period, RMC shall use its best efforts to correct significant Software errors reported in writing to RMC by PSO. Notification of such errors by PSO must be properly documented and forwarded to RMC in a timely manner.

              6.2. RMC shall deliver such corrections to PSO for installation by PSO with such assistance of RMC as PSO may reasonably request.

              6.3. After the end of the Warranty Period, RMC will provide maintenance and support services to PSO upon such terms and conditions as the parties shall agree. The maintenance and support services to be provided are described in Schedule 3.

7.            Warranty

              7.1.  RMC warrants that:

                   7.1.1 For a period of 1 year, beginning with the Acceptance Date ("Warranty Period"), the Software will perform substantially in with its Specifications in all material respects, the Software shall be compatible with and capable of efficiently operating on the type CPU(s) on which the Software is installed, that the Software shall conform to and perform in accordance with all applicable Software descriptions and Specifications, and that RMC shall, at no additional charge, furnish the services described herein, to correct any defects and nonconformities and place or maintain the Software in compliance with the standards set forth herein. If RMC is unable to correct any defective or nonconforming Software through the performance of Software Maintenance Services, RMC shall promptly replace such Software without charge to PSO. All replacement Software must comply with the requirements of this warranty provision.

              7.1.2. On the Delivery Date, all documentation for the Software shall be substantially free from defects in material and workmanship and shall consist of the then current documentation for the corresponding Software. In the event of any nonconformance with this warranty, RMC shall, without charge, promptly take action to the correct any defects and bring the documentation and Software into agreement.

              7.1.3. All services furnished by RMC shall be performed by properly qualified personnel of RMC in any orderly and professional manner with a view toward minimizing any disruption of PSO's business operations and optimizing PSO's use of the Software. Promptly after being informed of any defect or nonconformity in such services, RMC shall correct or reperform the defective or nonconforming services.

              7.1.4. RMC warrants and represents that the Software is not subject to any lien, claim or encumbrance inconsistent with the license rights granted herein and that PSO shall be entitled to possess and use the Software during the license term specified herein, without any interruption by RMC or any party claiming by or through RMC, provided that PSO shall duly perform its obligations hereunder.

              7.2. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THIS AGREEMENT OR ANY SOFTWARE, DOCUMENTATION OR SERVICES FURNISHED HEREUNDER BY RMC.


8.            Ownership Rights

              8.1. Except as limited herein, PSO and RMC shall each have a perpetual, non-exclusive and unrestricted, license to use, modify, sublicense, sell or otherwise transfer the Software.

              8.2. In the event that either PSO or RMC modifies the Software in any way, whether for itself or for a third party, none of the rights to the modification and the Software as modified that accrue to the modifying party will accrue to the other party.


9.  Source Code

              9.1. Each of the parties will have an unrestricted right to the Software source code, including all modifications in which the parties have an interest.

              9.2. However, each of the parties agrees that it will treat the Software source code as confidential information of the other party and will not disclose the contents of the source code to, or otherwise permit access to the source code by, any third party without the express written consent of the other party, which consent will not be unreasonably withheld.

              9.2.1. This limitation will not apply to any disclosure of such information to an employee or independent contractor engaged for the purpose of maintaining or modifying the Software; provided that the contracting party has required such person to execute a confidentiality agreement that reasonably preserves and protects the confidential nature of such information.

              9.2.2. This limitation will not apply to any disclosure of such information that is required to be made by law or regulation.


10.           Confidential Information and Trade Secrets

              10.1. RMC, during the term of this Agreement, may have access to, become familiar with, and be actively involved in the development of various trade secrets and confidential information of PSO, as well as information relating to PSO's customers and business, its plans, marketing techniques, sales techniques, etc. (the "Proprietary Information") all of which are recognized hereby as being immediately vested in and exclusively owned by PSO or a RMC of PSO, unless specifically exempted or excepted from the terms of this Agreement.

              10.1.1. PSO agrees that it will identify in writing any Proprietary Information that it wishes to protect under this Agreement, and that any information not so identified will not be considered Proprietary Information for purposes of this Agreement.

              10.1.2. Except as otherwise expressly provided in this Agreement, RMC shall not directly or indirectly use, divulge, publish, disclose, reveal, or communicate to any other person the Proprietary Information. This prohibition will survive the termination of the Agreement.

                   10.1.2.1. RMC shall be entitled to disclose the contents of any of the Proprietary Information to persons who are then employees of PSO, and to employees of RMC, but only as necessary to permit RMC to carry out the continued development of the Software and its enhancements.

              10.1.2.2. This limitation will not apply to any disclosure of such information that is required to be made by law or regulation.

              10.2. PSO, during the term of this Agreement, may have access to, become familiar with, and be actively involved in the development of various trade secrets and confidential information of RMC, as well as information relating to RMC's customers and business, its plans, marketing techniques, sales techniques, etc. (the "Proprietary Information") all of which are recognized hereby as being immediately vested in and exclusively owned by RMC, unless specifically exempted or excepted from the terms of this Agreement.

              10.2.1. RMC agrees that it will identify in writing any Proprietary Information that it wishes to protect under this Agreement, and that any information not so identified will not be considered Proprietary Information for purposes of this Agreement.

              10.2.2. Except as otherwise expressly provided in this Agreement, RMC shall not directly or indirectly use, divulge, publish, disclose, reveal, or communicate to any other person the Proprietary Information. This prohibition will survive the termination of the Agreement.

                  10.2.2.1. PSO shall be entitled to disclose the contents of any of the Proprietary Information to persons who are then employees of PSO, and to employees of RMC, but only as necessary to permit PSO to carry out the continued development of the Software and its enhancements.

                  10.2.2.2. This limitation will not apply to any disclosure of such information that is required to be made by law or regulation.


11.           Duration and Termination

              11.1. Unless earlier terminated as set forth below, the term of this Agreement will begin on the date of its execution and will end on the date of PSO's Final Acceptance of the Software.

              11.2. This Agreement may be terminated before Final Acceptance as set forth below:

                   11.2.1. PSO or RMC may terminate this Agreement without any further obligation upon sixty (60) days prior written notice whenever any of the following events occur:

                         11.2.1.1. Any material breach of this Agreement by the other party which is not cured within the sixty (60) day notice period;

                          11.2.1.2. Any failure of the other party to make any payment as required under this Agreement, which is not cured within the sixty (60) day notice period;

                          11.2.1.3 Any inability, financially or otherwise, or failure of the other party to perform any material obligation hereunder, which is not cured within the sixty (60) day notice period.

                   11.2.2. This Agreement will automatically terminate at such time as the Member Agreement becomes effective.

              11.3. Except as otherwise specifically provided in the Member Agreement, upon termination of this Agreement as provided above:

                   11.3.1. All provisions relating to confidentiality, trade secrets, Proprietary Information, copyrights, trademarks, patents, warranties and indemnities will remain in full force and effect notwithstanding the termination of this Agreement.

                   11.3.2. If the Agreement is terminated before Final Acceptance by PSO, PSO shall be entitled to the same non-exclusive license to use the Software as it exists in its then present state of completion that it would have been entitled to receive under Section 8. However, all obligations of RMC under
              Section 7 will be void and unenforceable.

                   11.3.3. All payments made to RMC prior to such termination of the Agreement pursuant to Section 12.2.2. will be treated as described in the Member Agreement.


12.           Force Majeure

              12.1. Neither party will be held liable for failure to fulfill its obligations under this Agreement, if such failure is caused by any cause beyond the reasonable control of such party, including (by way of example and not as a limitation) flood, earthquake, extreme weather, fire, or other natural calamity, or acts of governmental agency.


13.           Limitation of Liability

              13.1. NEITHER PARTY WILL BE ENTITLED TO INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, BASED ON ANY BREACH OR DEFAULT UNDER THIS AGREEMENT.

              13.2. RMC will not be liable for any claim against PSO, and PSO will not be liable for any claim against RMC, by a third party.

              13.3. The liability of RMC for damages to PSO for any cause whatsoever arising out of, or in any way related to this Agreement shall in no event exceed the compensation actually paid by PSO to RMC. Similarly, the liability of PSO for damages to RMC for any cause whatsoever arising out of, or in any way related to this Agreement shall in no event exceed the compensation actually paid by RMC to PSO.

              13.4. A party to this Agreement will not be liable to the other party or to any other person for any damages whatsoever which result from

              13.4.1.  use of the Software by the other party;

              13.4.2. the specifications or instructions given by the one to the other with regard to the preparation of the Software;

              13.4.3. the failure of the Software to be compatible with software or hardware (except as provided in the specifications for the Software), or to be compatible with any future software or hardware upgrades; or

              13.4.4. the negligence of the other party or any of its employees, agents, or contractors, or of any other third party.


14.           Assignment; Successors and Assigns

              14.1. Except as otherwise provided herein, neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. However, RMC may subcontract with others to provide services in connection with its services hereunder.

              14.2. This Agreement, subject to the prohibition against assignment contained herein, shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns.


15.           Waiver of Noncompliance

              15.1. Failure by either of the parties to insist on strict performance or to exercise a right when entitled, does not prevent that party from doing so at a later time, either in relation to that default or any subsequent one.


16.           Choice of Law; Miscellaneous

              16.1. This Agreement shall be interpreted and in force pursuant to the laws of the State of Oklahoma. In the event either party retains legal counsel to enforce any of the provisions of this Agreement, the party against whom judgment is rendered shall pay all reasonable expenses, costs and attorneys fees incurred by the other party.

              16.2. This Agreement and the schedules attached hereto constitute the entire Agreement between the parties and supersede any and all agreements, whether written or oral, and this Agreement may be altered, amended or modified only in a writing executed by the parties hereto.

              16.3. All notices required or given under this Agreement shall be in writing and shall be deemed given (i) when received, if personally delivered; (ii) the day after it is sent, if sent by a recognized expedited delivery service with next-day delivery requested; or (iii) five days after it is sent, if mailed, postage prepaid, via certified mail, return receipt requested. In each case, notice shall be sent to:

              If to PSO:    Public Service Company of Oklahoma
                            212 East 6th Street
                            Tulsa, OK  74119-1212
              Attn:  Thomas W. Reynolds

              If to RMC:    Richard H. Smith
                            11708 South Canton
                            Tulsa, OK  74137

or such other addresses as such party shall have specified by notice in writing to the other party.

              16.4. The headings contained herein are for the purpose of convenience only and shall not be considered in interpreting this Agreement.

              16.5. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provision hereof shall remain, at PSO's option, in full force and effect and shall in no way be affected, impaired or invalidated.

              16.6. The officers who execute this Agreement on behalf of the parties hereto hereby certify that they have been duly authorized by their respective boards of directors to execute this Agreement by and on behalf of the corporation.

              16.7. All employees, agents or contractors of RMC will be subject to all of PSO's occupational, safety, health and workplace rules and procedures while at any PSO workplace or other facility.

              IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed effective as of the date above first written.


                                           PUBLIC SERVICE COMPANY OF OKLAHOMA



                                           By:________________________________

                                          Title:_____________________________

                                          RIKA MANAGEMENT COMPANY, LLC

                                          By:________________________________

                                          Title:_____________________________

                            SCHEDULES TO AGREEMENT



Schedule 1:             SOFTWARE SPECIFICATIONS
Schedule 2:             PROJECT DIRECTOR
Schedule 3:             SUPPORT AND MAINTENANCE

                                  SCHEDULE 1

                     SOFTWARE SPECIFICATIONS AND SCHEDULES


























DATED: ___________________, 199_.


                                  PUBLIC SERVICE COMPANY OF OKLAHOMA


                                  By:________________________________

                                  Title:_____________________________




                                  RIKA MANAGEMENT COMPANY, LLC


                                  By:________________________________

                                  Title:_____________________________

                                  SCHEDULE 2

                       PSO'S DESIGNATED PROJECT MANAGER




              ________________________________
              Name

              ________________________________
              Mailing Address

              ________________________________
              City, State Zip

              ________________________________
              Phone

              ________________________________
              Fax



DATED: ___________________, 199_.



              PUBLIC SERVICE COMPANY OF OKLAHOMA


              By:________________________________

              Title:_____________________________




              RIKA MANAGEMENT COMPANY, LLC


              By:________________________________

              Title:_____________________________

                                  SCHEDULE 3

                             SOFTWARE MAINTENANCE



              The maintenance services which RMC is to furnish for the Software shall consist of the services listed below as well as any other Software maintenance services which RMC furnishes to users of software similar to the Software:

              A) On-site or telephone consultation relative to the use and trouble-shooting of the Software.

              B) Notification of PSO of the existence of coding errors, bugs and other problems in the Software promptly after the same first become known to RMC.

              C) Use of best efforts to correct any coding errors, bugs and other problems in the Software brought to RMC's attention by PSO or any other source.

              D) Delivery to PSO's technical contacts of any and all releases, fixes, corrections and changes, including without limitation those relating to program code and documentation, reflecting corrective action taken by RMC.

              E) Furnishing of new releases, updates or version s developed by RMC including any Windows, Windows NT or OS/2 versions to improve the efficiency, reliability or function of existing Software commands and features (such releases, updates and versions shall be furnished by RMC to PSO as soon as they first become available for distribution, but PSO may, at its option, elect to accept or reject any new releases, updates or versions which may already affect PSO's use of the Software or result in added cost to PSO); provided however, that RMC shall only be responsible for maintaining new releases of the Software.

              F) On-site or telephone consultation relative to the installation and use of corrected Software and new releases, updates and versions.

              Software maintenance services may be furnished by sending PSO's technical contacts a diskette, tape or other suitable media containing each correction, release, update or version, along with accompanying written instructions for implementation and then current applicable documentation; provided, however, that if the Software maintenance services require the presence of a software specialist of RMC at the installation site, such on-site service shall be furnished by RMC at no additional charge to PSO.
              All maintenance services and other services furnished by RMC shall be performed by properly qualified RMC personnel in an orderly and professional manner with a view towards minimizing any interruption of PSO's normal business operations. PSO agrees to furnish RMC with available test runs and other data which might assist RMC in the location and correction of coding errors, bugs and other problems in the Software reported by PSO.

              RMC shall furnish PSO with a point of contact to enable PSO to notify RMC of the need for Software maintenance services. After receipt of a request for Software maintenance services, during the service period specified above, RMC shall use its best efforts to commence performance of such services within twelve (12) hours and shall work diligently to resolve problems reported by PSO. PSO shall furnish RMC with reasonable assistance in connection with RMC's performance of Software maintenance services hereunder.


              PSO shall pay any additional Software maintenance costs caused by the fault or negligence of PSO or by the modification of the Software by PSO unless such modification is furnished or approved of in writing by RMC. RMC shall not unreasonably withhold nor delay its approval for any modification to the Software desired by PSO.

              RMC shall furnish PSO with the maintenance services at the then-standard fees after the Warranty Period for the Software. The fee for such maintenance services is set forth hereinbelow, and RMC shall not increase the fee for such maintenance services in any renewal term by a percentage amount in excess of ten percent (10%) of the previous years' maintenance fee. In no event shall the maintenance service fees exceed the then prevailing fee(s) charged by RMC to any other PSOs for performance of similar services.

              If at any time during the initial maintenance term or any renewal term RMC is unable to correct any coding errors, bugs or other problems in the Software which adversely affect PSO's use of the software, RMC shall notify PSO thereof and PSO shall have the right to terminate maintenance by giving ten (10) days written notice of termination to RMC. Promptly after the date of such termination, RMC shall refund to PSO a prorata amount of the maintenance charge paid by PSO for any unexpired portion of the then current maintenance term.

              Following the expiration of the specified warranty period, RMC shall furnish PSO with the maintenance services described herein for an initial term of one (1) year. After the initial one (1) year maintenance term, maintenance shall renew automatically for additional one (1) year terms unless PSO terminates maintenance by giving RMC thirty (30) days written notice of termination prior to the end of the initial maintenance term or any renewal term. Not more than ninety (90), nor less than sixty (60) days, prior to the end of the initial maintenance term and any renewal term, RMC shall notify PSO of the date on which maintenance will renew automatically. Unless terminated by PSO and except as otherwise provided herein, RMC shall furnish maintenance services hereunder for not less than five (5) years after the commencement of such maintenance services and from year to year thereafter for as long as RMC furnishes maintenance services for software substantially similar to the Software.